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                                                                    Exhibit 99.1

PSDI

FOR IMMEDIATE RELEASE


Contacts:

Don Jennings                                  Rob Bloom
Lois Paul & Partners                          PSDI
781/238-5756                                  781/280-6527
don_jennings@lpp.com                          rob_bloom@psdi.com


                          PSDI ACQUIRES INTERMAT, INC.

  INTERMAT To Provide MRO.com's MROMarketplace and PSDI's MAXIMO Customer Base
             with Powerful Cataloging and Data Standardization Tools

BEDFORD, MASS., JANUARY 11, 2000 - PSDI (NASDAQ: PSDI), a leading provider of enterprise asset maintenance (EAM) systems and MRO e-Commerce systems, today announced it has signed a definitive agreement to purchase INTERMAT, Inc., a leading provider of MRO content management tools and cataloging services. Under terms of the agreement, PSDI will acquire the capital stock of INTERMAT from Strategic Distribution, Inc. (NASDAQ: STRD) for approximately $55 million. Closing of the transaction is subject to customary conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The closing is expected to be in the company's current quarter and will be accounted for as a purchase.

While advances in technology have made it easier to access data critical for indirect materials purchasing, the quality of the data and the "ease of use" to access the data are still major factors that are far too inconsistent. INTERMAT's expertise lies in its ability to standardize data by using its Standard Modifier Dictionary(TM) (SMD) which features over 6,500 unique formats for clear, concise, accurate descriptions of MRO parts and materials. The SMD is the world's most widely implemented standard for the description of MRO and general supply items. With the acquisition of INTERMAT, PSDI will add a robust component to its existing technology for



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PSDI ACQUIRES INTERMAT/PAGE 3


MROMarketplace and for the company's MAXIMO installed base consisting of thousands of end-users. MRO.com will be able to standardize descriptions for industrial suppliers and buyers providing the ability to easily search for supplies in the MROMarketplace catalogs.

Rich product content is mandatory and represents the most challenging component of an MRO e-Commerce solution due to the volume and complexity of the data, and the involvement of tens of thousands of distributors and manufacturers, each with their own disparate sources of information. "A fundamental part of our strategy is to offer content that is specific to the maintenance and repair world," said Walt Vanderlaan, vice president, corporate development, MRO.com. "Product classifications, item attributes, technical specifications, and digital assets are crucial to the buying experience for the maintenance and purchasing professional. Quality content is what drives the success of e-procurement solutions. Without it, efforts to reduce costs for both the buyer and supplier will not be fully realized."

"In the digital marketplace for MRO products, aggregated content is everything," said Chip Drapeau, president and CEO of PSDI. "The accessibility and quality of the data is a fundamental piece of the Internet commerce puzzle. The company that wins the content battle will win in the MRO e-procurement space. The acquisition of INTERMAT is another critical step in our strategy to provide a comprehensive solution for capital asset intensive industries to reduce costs for buyers and sellers of MRO materials and supplies."

KEY COMPONENTS OF THE ACQUISITION INCLUDE:

INTERMAT'S STAFF OF MRO SUBJECT EXPERTS
Based out of INTERMAT's headquarters in Houston, Texas, the company's workforce of 75 employees, including 56 MRO product experts, will serve as an important component of MRO.com's content service offerings. These offerings will include; MRO search capabilities, catalog creation, catalog analysis, data standardization and enhancement, implementation, integration, and catalog maintenance. INTERMAT president and CEO Gregg Enders will continue in his role operating this business unit.



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PSDI ACQUIRES INTERMAT/PAGE 3


MRO.MASTER(TM)
MRO.Master is a database that contains comprehensive information on more than two million of the most commonly used maintenance, repair, operations and general supply items from major industries including process, manufacturing, petrochemical, and utilities. Each item includes noun and modifier identifiers, reference numbers, descriptive characteristics and values, synonyms, and supplier name formatted to INTERMAT's SMD.

AUTOCON
The core of the content creation process is INTERMAT's proprietary AutoCon system; a robust content processing engine and knowledge base with over 80,000 business rules specific to MRO material. AutoCon, coupled with INTERMAT's SMD of over 6,500 MRO templates, will form the foundation of MRO.com's ability to deliver industrial content rapidly to the MROMarketplace.

STRUXURE(R) AND CATALOGER'S ASSISTANT(TM)
Struxure and Cataloger's Assistant are the cornerstone of INTERMAT's Internet catalog content management infrastructure. These software tools will allow distributors and manufacturers to enrich and enhance their product data, and through XML technology, allow them to maintain data in the MROMarketplace. This centralized approach to remote catalog content management will allow distributors and manufacturers to update and publish data once and immediately make it accessible to all buyers.

ABOUT PSDI AND MRO.COM, INC
PSDI develops, markets and supports enterprise asset maintenance software. Businesses, government agencies and other organizations use MAXIMO to assist them in maintaining high-value capital assets such as plants, facilities and production equipment. Through its subsidiary MRO.com, Inc., the company complements its enterprise asset maintenance software with an Internet-based business-to-business e-Commerce network and set of desktop requisition and online procurement software products. The Company's products are designed to enable customers to reduce downtime, control maintenance expenses, cut spare parts inventories and costs, improve purchasing efficiency, and more effectively deploy productive assets, personnel and other resources.

Based in Bedford, Mass., PSDI markets its products through a direct sales force with sales offices throughout the United States, Argentina, Australia, Canada, China, France, Germany, Hong Kong, India, Italy, Mexico, the Netherlands, Sweden, Thailand, and the United Kingdom,


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combined with a network of international distributors. All PSDI news releases are available via the PSDI Home Page at http://www.psdi.com.

ABOUT STRATEGIC DISTRIBUTION, INC.
Strategic Distribution, Inc. is a leading provider of industrial supply services to commercial and industrial customers. The Company provides proprietary services that reduce costs and inefficiencies in the procurement and management of maintenance, repair and operating ("MRO") materials. For large industrial facilities, the Company's In-Plant Store program offers a comprehensive MRO outsourcing solution through which the Company manages all aspects of industrial supply and logistics.

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